NEWS RELEASE

Innovative Card Technologies Names Richard J. Nathan President and CEO

Accomplished technology executive and past board member takes reigns of one-time-password DisplayCard company

Los Angeles, CA - November 19, 2008 - The Board of Directors of Innovative Card Technologies, Inc. (NASDAQ: INVC) today announced that past board member Richard J. Nathan will assume the position of president and CEO effective immediately. The board also appointed Nathan to re-serve on the Company’s board of directors.

Nathan brings extensive business and technology engineering background to the company. In the 1980s he helped fuel the growth of powerhouse companies Commodore Computer and Atari Corp. He served from 1979-1984 as Division Vice President/Semiconductors with Commodore during its explosive growth which saw revenues rise from $79M to $1.2B in five years. With Atari, he directed Worldwide Operations as Vice President, responsible for hardware and software engineering and manufacturing operations in Taiwan, Japan and the U.S., including a 1,400-person facility in Taiwan. As VP, Operations of Actel he helped build a startup from $1.5M to $50M in four years, with substantial venture capital fundraising that led to a successful initial public offering. Nathan went on to found two high-end integrated-circuit packaging companies, Prolinx Labs Corp. and JigSaw Tek. His recent focus has been investments in technology companies in various sectors. He joined the InCard board as an independent director on December 21, 2007, heading its Technology Committee, and resigned that position on September 29.

“Rich is an engineer who understands technology solutions, with a proven track record of growth in integrated circuits and circuit packaging and other high-tech endeavors. He understands both the powerful product application potential and the real-world production requirements that this sophisticated one-time passcode credit-card operating system requires. We appreciated his input while serving on the board and are optimistic about having him steer the company,” said Dr. Donald Joyce, Chairman of the Board of InCard Technologies. “I thank Steve for his service to the company and appreciate his support during the transition.”

“I look forward to helping InCard expand its business and incorporate product improvements that enable the company to continue to grow and attain profitability,” said Nathan.

The Board elected not to renew prior president and CEO Steven R. Delcarson’s interim contract, voting unanimously to replace him with Nathan.

About Innovative Card Technologies
Innovative Card Technologies, Inc. (NASDAQ: INVC) was founded in 1993 to add functions to payment cards. The company’s InCard DisplayCard enables dual-factor authentication in a convenient card form. The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an integrated battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online and voice transactions or data systems login. www.incard.com.

Investor Relations
Jose Castaneda
720-733-0052, ir@incard.com

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to InCard as of the date hereof, and InCard has not assumed any duty to update these forward-looking statements to reflect events or circumstances after the date of this document. A discussion of various factors that could cause InCard’s actual results to differ materially from those expressed in such forward-looking statements is included in InCard's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, dated April 1, 2008.

INNOVATIVE CARD TECHNOLOGIES
US BANK TOWER • 633 WEST 5TH ST, SUITE 2600 • LOS ANGELES, CA • 90071
PHONE: 310.312.0700 • FAX: 213.223.2147 • WWW.INCARD.COM